Exhibit 10.34

REAL ESTATE PURCHASE AGREEMENT

THIS REAL ESTATE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of February 28, 2005 (the “Effective Date”), by and between BENCHMARK ELECTRONICS, INC., whose address is 4065 Theurer Blvd., P.O. Box 5025, Winona, Minnesota 55987-5025 (the “Buyer”), and DAVID H. ARNOLD AND MURIEL M. ARNOLD, his wife, of 1853 Edgewood Road, Winona, Minnesota 55987, AND DANIEL M. RUKAVINA AND PATRICIA A. RUKAVINA, of 17824 North Windfall Drive, Surprise, Arizona 85374 (the “Seller”).

In consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.             Purchase of Property.  Seller shall sell to Buyer and Buyer shall purchase from Seller the following property (collectively, the “Property”):

a.             Real Property.  The tracts or parcels of land situated in Winona County, Minnesota, as legally described on the attached Exhibit A (the “Land”), together with all buildings and improvements constructed or located thereon (the “Buildings”), and all right, title and interest in any roads, easements, alleys or rights-of-way servicing or adjoining such land and rights of every kind and nature benefiting or appurtenant to the Land (the Land and Buildings are collectively referred to as the “Real Property”), free and clear of liens and encumbrances except encumbrances listed in Exhibit A attached hereto and other encumbrances consented to in writing by Buyer (“Permitted Encumbrances”).

b.             Personal Property.  Seller’s interest in all fixtures, machinery, equipment, appliances, furniture, supplies, and other tangible personal property located on or attached and appurtenant to, or forming part of, the Real Property, except personal property of Seller located in the metal storage building (collectively, the “Personal Property”).

c.             Contracts.  Seller’s interest in leases and other contracts, if any, relating to the Real Property and Personal Property, set forth on Exhibit B, which Buyer agrees to assume (“Assumed Contracts”).

d.             Plans.  Originals and copies, if any, of the “as-built” blueprints, construction plans and specifications regarding the Real Property and the building systems located thereon, including, but not limited to heating, ventilating, air conditioning, plumbing, electrical and security systems (“Plans”) if the Plans are in Seller’s possession or under Seller’s control.

e.             Records.  The records of Seller relating to the operation and management of the Property, including records of management, real estate taxes and assessments, insurance, maintenance, repairs, capital improvements and services, including environmental reports and studies (“Records”) if the

Records are in Seller’s possession or under Seller’s control; provided, however, that Seller may make and/or retain copies of such records.

2.             Purchase Price and Manner of Payment.  The purchase price for the Property shall be $5,900,000.00 (the “Purchase Price”).  The Purchase Price shall be payable by wire transfer or other form of immediately available funds on the Closing Date (as defined below).

3.             Costs, Prorations and Adjustments.

a.             Costs relating to this Agreement shall be allocated between Buyer and Seller as follows:

i.              Title Insurance and Closing Fee.  Seller shall pay all costs of the Title Evidence (as defined below in Section 4).  Buyer will pay the premium for the ALTA Form B Owner’s Title Policy, and any closing fee and charge imposed by Title (as defined below in Section 4).

ii.             Deed Tax.  Seller shall pay all state deed and/or transfer tax regarding the Warranty Deed to be delivered by Seller.

iii.            Real Estate Taxes and Special Assessments.  Buyer shall be responsible for the payment of all Real Estate Taxes and Special Assessments due and payable prior to the Closing Date per the existing obligations of Buyer under the Lease Agreements affecting the Real Property (as each of those terms are defined in such Lease Agreements).  Buyer shall assume and be responsible for the payment of all Real Estate Taxes and Special Assessments due and payable in 2005 and thereafter.

iv.            Recording Costs.  Seller will pay the cost of recording all documents necessary to place record title in the condition warranted and represented by Seller in this Agreement.  Buyer will pay the cost of recording all other documents.

v.             Rent Revenue.  All rent revenue arising from the leases affecting the Real Property shall be prorated and paid by Buyer as of the later of March 31, 2005, or the actual Closing Date, so that Seller receives prorate rent revenue from Buyer due prior to the later of March 31, 2005, or the actual Closing Date.

4.             Evidence of Title and Title Examination.

a.             Within fifteen (15) days after the Effective Date, Seller, at Seller’s own expense, shall furnish the following to Buyer (collectively the “Title Evidence”):

i.              Abstract and Title Insurance Commitment.  A commitment for an ALTA Form B Owner’s title insurance policy (the “Commitment”) issued by Chicago Title Insurance Company (“Title”) insuring Buyer’s title to the Real Property, agreeing to delete standard exceptions upon receipt of a standard Seller’s Affidavit, and including the additional insurance endorsements listed in Exhibit A.  The Commitment shall commit Title to insure title to the Real Property.  The Commitment shall include proper searches covering bankruptcies, state and federal judgments and liens and levied and pending special assessments.  Copies of all recorded documents affecting exceptions to title to the Real Property must accompany the Commitment.  If the Real Property is abstract property, Seller shall also deliver to Title or Buyer the Abstract of Title to the Real Property, if the Abstract is in Seller’s possession or under Seller’s control.

ii.             Survey.  Copies of any “as-built” surveys of the Property in the Seller’s possession or under Seller’s control.

b.             Buyer’s Objections.  The Buyer shall have fourteen (14) days after receipt of all of the above Title Evidence to furnish written objections (the “Buyer’s Objections”) to the form or content of the title to Seller.  Buyer’s failure to make Buyer’s Objections within such fourteen-day period shall constitute a waiver of such Buyer’s Objections.  Seller shall use good faith efforts to cure any defect in the title on or before the Closing Date.  If Seller shall fail to cure any defect on or before the Closing Date, Buyer may, at its sole election:

i.              terminate this Agreement without any liability on its part;

ii.             if the objections are liens that may be removed by the payment of sums of money, take title to the Property pursuant to the terms of this Agreement, and discharge any such liens and deduct the same from the cash due and payable to Seller on the Closing Date; or

iii.            waive the objections and close this transaction.

5.             Seller’s Representations and Warranties.  As a material inducement to Buyer to enter into this Agreement and with the understanding that the Buyer will be relying thereon in consummating the purchase of the Property, Seller represents and warrants to Buyer that the following statements are true and correct as of the date of this Agreement and will be true and correct on the Closing Date as if made on that date:

a.             Title to Real Property.  Seller has good and marketable title to the Real Property, free and clear of all encumbrances except Permitted Encumbrances.

b.             Contracts.  All contracts in effect regarding the Property are set forth on Schedule B.  Seller is not a party to any other written or oral contracts relating to or affecting the Property.  The Contracts are in full force and neither Seller, nor any other party to the Contracts, is in default under the Contracts.

c.             Improvements.  Except as listed in Permitted Encumbrances, Seller has no knowledge of any public improvements (water, sewer, sidewalk, street, alley, curbing, etc.) or condemnation actions affecting the Real Property which have been completed or are in progress and for which assessments may be levied after Closing.  Seller has no knowledge of any planned improvements which may result in assessments or condemnation actions.  If Seller becomes aware of any planned improvements or condemnation actions before Closing Date, it will immediately notify Buyer of such planned improvements or condemnation actions.

d.             No Conflict or Breach.  The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Seller will not (i) result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation (including any Contracts) to which Seller is now a party or by which it or any of their properties or assets may be bound or affected or (ii) violate any order, writ, injunction or decree of any court, administrative agency or governmental body.

e.             Proceedings.  There is no action, litigation, investigation, condemnation or proceeding of any kind pending or threatened against Seller or any portion of the Property.

Seller further represents and warrants to Buyer that the following statements are true and correct as of July 30, 1996, the date of leases pursuant to which Buyer has been in continuous and exclusive possession of the Property:

f.              Wells.  There is one “Well” on the Property within the meaning of Minn. Stat. Chap. 103I, as identified on the Well Certificate attached hereto as Exhibit C.

g.             Storage Tanks.  No underground storage tanks are located under, in or about the Real Property.

h.             Individual Sewage Treatment Systems.  There are no “individual sewer treatment systems” on the Property, as that term is defined in Minn. Stat. § 115.55.

6.             Contingencies.  Buyer’s obligations under this Agreement are contingent upon satisfaction of each of the following conditions:

a.             Representations and Warranties.  Except as limited in the preceding paragraph, the representations and warranties of Seller contained in this Agreement must be true now and on the Closing Date as if made on the Closing Date and Seller shall have delivered to Buyer on the Closing Date a certificate dated the Closing Date, signed by Seller, certifying that Seller’s representations and warranties are true as of the Closing Date (the “Bring-Down Certificate”).

b.             Title.  The Title Evidence is in accordance with the requirements and terms of Section 4, on or before the Closing Date.

c.             Performance of Seller’s Obligations.  Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, as and when required by this Agreement.

d.             Document Review.  Buyer shall have determined in its sole discretion, on or before the Contingency Date, that it is satisfied with its review and analysis of the Contracts.

The “Contingency Date” shall be March 31, 2005.  If any such contingency has not been satisfied on or before the Contingency Date or Closing Date, as the case may be, then this Agreement may be terminated, at Buyer’s option, by written notice from Buyer to Seller.  Such notice of termination may be given at any time on or before the Contingency Date or the Closing Date, as the case may be.  If Buyer fails to give notice of termination as provided in this paragraph, Buyer’s right of termination will be deemed waived.  All the contingencies set forth in this Section 6 are specifically stated and agreed to be for the sole and exclusive benefit of the Buyer and the Buyer shall have the right, at its sole option, to waive any contingency by written notice to Seller.

7.             Additional Covenants of Seller and Buyer.

a.             Operation Prior to Closing.  From the Effective Date through the Closing Date (the “Executory Period”), the Parties shall perform and abide by the terms of the Lease Agreements between Seller and Buyer, and the Property shall be maintained and insured in accordance therewith.

b.             Inspections.  Seller acknowledges that Buyer, and Buyer’s agents, may inspect, investigate and test the Property.  Buyer shall pay all costs and expenses of any inspections, investigations and tests.

c.             Records.  Within ten (10) days after the Effective Date, Seller shall deliver to Buyer true and correct copies of the Contracts and all environmental studies and assessments, test results, engineering studies and reports, and reports of accessibility studies or audits conducted for purposes of assessing compliance with the ADA in Seller’s possession or under Seller’s control.

d.             Damage.  If, prior to the Closing Date, all or any part of the Property is substantially damaged by fire, earthquake, casualty, the elements or any other cause, Seller shall immediately give notice to Buyer of such fact and the Closing Date shall be immediately postponed for thirty days, and at Buyer’s option (to be exercised within thirty days after Seller’s notice), this Agreement shall terminate, in which event neither party will have any further obligations under this Agreement.  If Buyer fails to elect to terminate in such thirty days despite such damage, or if the Property is damaged but not substantially, Seller shall promptly commence to repair such damage or destruction and return the property to its condition prior to such damage.  If such damage shall be completely repaired prior to the Closing Date then there shall be no reduction in the Purchase Price and Seller shall retain the proceeds of all insurance related to such damage.  If such damage shall not be completely repaired prior to the Closing Date but Seller is diligently proceeding to repair, then Seller shall complete the repair after the Closing Date and shall be entitled to receive the proceeds of all insurance related to such damage after repair is completed; provided, however, Buyer shall have the right to delay the Closing Date until repair is completed.  If Seller shall fail to diligently proceed to repair such damage then Buyer shall have the right to require a closing to occur and the Purchase Price (and specifically the cash portion payable at the Closing Date) shall be reduced by the cost of such repair, or at Buyer’s option, the Seller shall assign to Buyer all right to receive the proceeds of all insurance related to such damage and the Purchase Price shall remain the same.  For purposes of this Section, the words, “substantially damaged” mean damage that would cost $75,000.00 or more to repair.

e.             Condemnation.  If, prior to the Closing Date, eminent domain proceedings are commenced against all or any part of the Property, Seller shall immediately give notice to Buyer of such fact and the Closing Date shall be immediately postponed for thirty days, and Buyer will have the option (to be exercised within thirty days after receipt of Seller’s notice), to terminate this Agreement, in which event neither party will have further obligations under this Agreement.  If Buyer shall fail to give such notice then there shall be no reduction in the Purchase Price, and Seller shall assign to Buyer at the Closing Date all of Seller’s right, title and interest in and to any award made or to be made in the condemnation proceedings.  Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Buyer’s prior written consent.

f.              Mutual Indemnification.  Except for any claim or cause of action relating to the ownership, operation or maintenance to the metal storage building located southeast of the “EMD East Facility,” Seller agrees to indemnify Buyer against all liabilities (including reasonable attorneys’ fees in defending against claims) asserted by any party other than Seller or Buyer arising out of the ownership, operation or maintenance of the Property prior to July 30, 1996.  The date for the termination of Seller’s indemnification for such metal storage building shall be the Closing Date.  Buyer agrees to indemnify Seller against all liabilities (including reasonable attorneys’ fees in defending against claims) asserted by any party other than Seller or Buyer arising out of the ownership, operation or maintenance of the Property after July 30, 1996.  With respect to the metal storage building located southeast of the “EMD East Facility,” the obligation of Buyer to indemnify Seller shall commence on the day after the Closing Date.  Such rights to indemnification will not arise to the extent that (i) the party seeking indemnification actually receives insurance proceeds or other cash payments directly attributable to the liability in question (net of the cost of collection, including reasonable attorneys’ fees) or (ii) the claim for indemnification arises out of the act or neglect of the party seeking indemnification.  If and to the extent that the indemnified party has insurance coverage, or the right to make a claim against any third party for any amount to be indemnified against as set forth above, the indemnified party will, upon full performance by the indemnifying party of their indemnification obligations, assign such rights to the indemnifying party or, if such rights are not assignable, the indemnified party will diligently pursue such rights by appropriate legal action or proceeding and assign the recovery and/or right of recovery to the indemnifying party to the extent of the indemnification payment made by such party.

g.             Brokers.  Seller and Buyer represent and warrant to each other that they have dealt with no brokers or finders in connection with this transaction.

8.             Closing and Possession.  The consummation of the transactions contemplated under this Agreement (“Closing”) shall be held on March 31, 2005 (“Closing Date”) in the offices of Buyer, which is 4065 Theurer Blvd., Winona, Minnesota 55987-5025, or at such other time and place as may be mutually agreed upon by Buyer and Seller.  Possession of the Property shall be delivered to Buyer immediately after Closing.  Seller shall remove all personal property, debris and garbage from the metal shed building on or before the Closing Date.

a.             Seller’s Closing Obligations.  On the Closing Date, Seller shall execute and/or deliver to Buyer the following (collectively “Seller’s Closing Documents”) in form reasonably satisfactory to Buyer:

i.              Warranty Deed.  A Warranty Deed, conveying the Real Property to Buyer, free and clear of all encumbrances, except the Permitted Encumbrances.

ii.             Lease Termination Agreement.  A Lease Termination Agreement executed by Seller and Buyer pertaining to the existing Lease Agreements affecting the Real Property, whereby each party releases the other from any and all existing and future claims, whether known or unknown, pending or threatened, actual or contingent, that arise out of or are related to the Lease Agreements or the lease or use of the Real Property in general.

iii.            Bill of Sale.  A Bill of Sale, in form reasonably satisfactory to Buyer, conveying the Personal Property to Buyer, free and clear of all liens and encumbrances.

iv.            Assignment of Contracts.  An Assignment and Assumption of Contracts, in form reasonably satisfactory to Buyer, conveying Contracts to Buyer, free and clear of all encumbrances, together with the consent of all parties having a right to consent to such Assignment.

v.             Title Policy.  The Title Policy, or a suitably marked-up Commitment for Title Insurance initialed by Title, in the form required by this Agreement.

vi.            Bring-Down Certificate.  The Bring-down Certificate (as defined in Section 6.a.

vii.           Seller’s Affidavit.  An Affidavit of Title by Seller indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Property; that there has been no skill, labor or material furnished to the Property at the instance of Seller for which payment has not been made or for which mechanics’ liens could be filed; and that there are no other unrecorded interests in the Property created or suffered by Seller; together with whatever standard owner’s affidavit and/or indemnity which may be required by Title to issue an Owner’s Policy of Title Insurance with the standard exceptions waived.

viii.          FIRPTA Affidavit.  A non-foreign affidavit, properly executed, containing such information as is required by IRC Section 1445(b)(2) and its regulations.

ix.            Other Documents.  All other documents reasonably determined by Buyer to be necessary to transfer the Property to Buyer free and clear of all encumbrances, except the Permitted Encumbrances.

b.             Buyer’s Closing Obligations.  On the Closing Date, Buyer will execute and/or deliver to Seller the following (collectively “Buyer’s Closing Documents”) in form reasonably satisfactory to Seller:

i.              Documents.  Such Affidavits of Buyer, Certificates of Value or other documents as may be reasonably required by Title in order to record the Seller’s Closing Documents and issue the Title Insurance Policy required by this Agreement; and

ii.             Purchase Price.  Payment by Buyer to Seller of Purchase Price.

9.             Miscellaneous Provisions.

a.             Performance.  Time is of the essence for all provisions of this Agreement.

b.             Survival.  All of the terms of this Agreement to be performed or enforceable after the Closing shall survive the Closing and delivery of the Warranty Deed to Buyer, and shall be enforceable after the Closing.

c.             Notices.  Any notice required or permitted to be given by any party upon the other is given in accordance with this Agreement if it is directed to Seller by delivering it personally to Seller; or if it is directed to Buyer, by delivering it personally to Buyer; or if mailed by United States registered or certified mail, return receipt requested, postage prepaid; or if transmitted by facsimile, copy followed by mailed notice as above required; or if overnight courier, properly addressed as follows:

If to Buyer:            Benchmark Electronics, Inc.
Attn:  Jamey Lideen
Winona Division
4065 Theurer Blvd.
Winona, MN  55987

If to Seller:             David H. Arnold
Daniel M. Rukavina
1853 Edgewood Road
Winona, MN  55987

Notice shall be deemed effective on the earlier of the date of receipt or the date of deposit as aforesaid; provided, however, that if notice is given by deposit, that the time for response to any notice by the other party shall commence to run one business day after any such deposit.  Any party may change their address for the service of notice by giving written notice of such change to the other party, in any manner above specified, ten (10) days prior to the effective date of such change.

d.             Captions.  The paragraph headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

e.             Modification.  Buyer and Seller may modify this Agreement or waive any of their terms in writing only.

f.              Binding Effect.  This Agreement binds and benefits the parties and their successors and assigns.

g.             Remedies.  If Buyer defaults under this Agreement, Seller may, in addition to any other remedy available to Seller at law or equity, terminate this Agreement by giving written notice of termination to Buyer, which notice shall specify the default.  If Buyer fails to cure the default within 30 days of the date of such notice, Seller may, in addition to any other remedy available to Seller at law or equity, terminate this Agreement. If Seller defaults under this Agreement, Buyer may seek from Seller (i) specific performance of this Agreement or (ii) damages.  However, Buyer shall have no right to seek damages from Seller for Buyer’s loss of their bargain in failing to acquire the Property.

h.             Controlling Law.  This Agreement has been made under the laws of the State of Minnesota, and such laws will control its interpretation.

i.              Like Kind Exchange. Buyer and Seller acknowledge that Seller may wish to structure Seller’s disposition of the Property in a manner intended by Seller to constitute an exchange of the Property for property of a like kind (the ``Replacement Property’’) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (an ``Exchange’’). Notwithstanding anything in this Agreement to the contrary, Seller may assign Seller’s interest in this Agreement, without Buyer’s consent, to such person or entity as Seller may designate to serve as a Qualified Intermediary (within the meaning of Treasury Regulation § 1.1031(k)-1(g)(4)) for the sole purpose of enabling Seller to effect such an Exchange; provided, however, that notwithstanding any such assignment, Seller shall not be released from any of Seller’s liabilities, obligations or covenants under this Agreement.

Buyer shall cooperate in all reasonable respects with Seller to effect any Exchange; provided, however, that (i) Seller’s ability to consummate an Exchange shall not be a condition to the obligations of Seller under this Agreement, and Buyer does not warrant and shall not be responsible for any of the tax consequences to Seller with respect to the transactions contemplated hereunder, and (ii) Buyer shall not be required to incur any additional costs or expenses as a result of any Exchange.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective as of the day and year first above written.

SELLER:

/s/ David H. Arnold	3/9/05
David H. Arnold	Date

/s/ Muriel M. Arnold	3/9/05
Muriel M. Arnold	Date

SELLER:

/s/ Daniel M. Rukavina	3/8/05
Daniel M. Rukavina	Date

/s/ Patricia A. Rukavina	3/8/05
Patricia A. Rukavina	Date

(Signature Page to Real Estate Purchase Agreement by and between Benchmark Electronics, Inc., David H. Arnold, Muriel M. Arnold, Daniel M. Rukavina and Patricia A. Rukavina)

BUYER:

BENCHMARK ELECTRONICS, INC.

By:	/s/Cary T. Fu

	Its:	President and CEO
	Date:	3/10/05

(Signature Page to Real Estate Purchase Agreement by and between Benchmark Electronics, Inc., David H. Arnold, Muriel M. Arnold, Daniel M. Rukavina and Patricia A. Rukavina)

EXHIBIT A

Legal Description of the Real Property:

Lots One (1), Two (2), and Three (3), Block Two (2), Goodview Industrial Park, being located upon and forming a part of the Southeast Quarter of the Southwest Quarter (SE ¼ of SW ¼) of Section Seventeen (17), Township One Hundred Seven (107) North, of Range Seven (7), West of the Fifth Principal Meridian, Winona County, Minnesota.

That part of the Southeast Quarter of the Southwest Quarter (SE ¼ of SW ¼) of Section Seventeen (17), Township One Hundred Seven (107) North, of Range Seven (7), West of the Fifth Principal Meridian, Winona County, Minnesota, described as follows:

Commencing at the Southeast corner of said SE ¼ of the SW ¼, thence on an assumed bearing of North along the East line of said SE ¼ of the SW ¼, a distance of 1.20 feet to the Northerly right of way line of the Soo Line Railroad Company; thence North 61 degrees 57 minutes 00 seconds West along said Northerly right of way line, a distance of 336.75 feet to a point on said right of way line a distant 134.60 feet Southeasterly of the most Southerly corner of Lot 1, Block 2, record plat of Goodview Industrial Park, Winona County, Minnesota, and the point of beginning of the land to be described; thence continue North 61 degrees 57 minutes 00 seconds West, along said right of way line, 134.60 feet to said most Southerly corner of Lot 1; thence North 27 degrees 55 minutes East, along the Southeasterly line of said Lot 1, a distance of 240.00 feet to the most Easterly corner of said Lot 1; thence South 61 degrees 57 minutes 00 seconds East, along the Southwesterly line of Lot 3, said Block 2, a distance of 134.60 feet to the most Southerly corner of said Lot 3; thence South 27 degrees 55 minutes West, 240.00 feet to the point of beginning.

[The description above includes the metal storage building.  The following is the description of the EMD Central (formerly DCM) property.]

Lot Five (5), Block One (1), Goodview Industrial Park, being located upon and forming a part of the Southeast Quarter of the Southwest Quarter (SE ¼ of SW ¼) of Section Seventeen (17), Township One Hundred Seven (107) North, of Range Seven (7), West of the Fifth Principal Meridian, Winona County, Minnesota.

That part of Lot Four (4), Block One (1), said Goodview Industrial Park, lying southwesterly of the following described line and its extensions:

Commencing at the most northerly corner of said Lot 4; thence on an assumed bearing of South 32 degrees 35 minutes West, along the north-westerly line of said Lot 4, a distance of 338.04 feet to the point of beginning of the line to be described; thence south 63 degrees 09 minutes 38 seconds East, 199.99 feet to the southeasterly line of said Lot 4, and said herein described line there terminating.

PERMITTED ENCUMBRANCES

Exceptions listed and described in Title Insurance Policies #2745 C-1 and #2745 C-2, dated July 30, 1996, issued by Chicago Title Insurance Company.

See attached.

EXHIBIT B

Contracts

None.

EXHIBIT C

Well Disclosure